EXHIBIT 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT: Sharon L. Weinstein Director, Investor Relations and Corporate Communications 240-632-5511 sweinstein@genvec.com
GENVEC ANNOUNCES VACCINE COLLABORATION
WITH THE DEPARTMENT OF HOMELAND SECURITY
Foot and Mouth Disease Targeted as an Important Threat to Our Food Supply
GAITHERSBURG, MD — Feb. 1 — GenVec, Inc. (Nasdaq: GNVC) announced today that it has signed a new three-year contract with the Department of Homeland Security (DHS) to support the development and manufacture of novel adenovector-based vaccines against foot and mouth disease (FMD). Under the new agreement, GenVec will receive up to $6 million in program funding the first year and up to $15 million over three years if DHS exercises its annual renewal options under the contract.
GenVec will be responsible for the development, production and regulatory approval of the vaccine while DHS will be responsible for conducting animal studies at the Plum Island Animal Disease Center. The vaccines under development will utilize GenVec’s proprietary adenovector technology and a novel production cell line capable of producing antigens that would normally inhibit production. GenVec’s technology is also in use for the production of HIV vaccine candidates in collaboration with the National Institute of Allergy and Infectious Disease and a malaria vaccine in collaboration with the Naval Medical Research Center.
“This agreement represents an important step forward in the development of U.S. production of a foot and mouth disease marked vaccine to protect our food supply against a very virulent disease,” said Dr. Rick King, GenVec’s senior vice president of research. “The addition of the FMD project with DHS to our growing list of vaccine partnerships underscores the versatility and potency of our technology for vaccines. Moreover, if this program is successful, it could become our first commercially available vaccine product.”
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About Foot and Mouth Disease
FMD is one of the most contagious diseases known to man. It affects cattle and swine and other cloven-hooved animals such as sheep, goats and deer. It has been identified as a key potential threat to the U.S. economy and the country’s food supply, whether infection were to occur as a result of bioterrorism or by accidental exposure to the disease. Without a vaccine that can be safely manufactured in the U.S. and allows for the discrimination of vaccinated from infected animals, options for responding to an FMD outbreak in the U.S. are limited. An outbreak would result in the curtailment of meat and meat products for domestic supply as well as a stoppage of meat exports, which would have severe economic consequences. In its January 2003 Final Report, the USDA’s Inter-Agency Working Group notes that the 2001 outbreak of FMD in the United Kingdom resulted in the slaughter of some 4 million animals and a loss to the British economy of between $3.6 and $11.6 billion. The report also notes that U.S. exports of cattle, sheep, hogs, and many of their products varies annually from $6 to $10 billion, that many of these exports would face restrictions during an FMD outbreak, and that if even one area of one state was affected by FMD, trade restrictions could be imposed on the nation as a whole, at least during the initial stage of the outbreak and it is estimated could have more than a $100 billion impact on the U.S. economy.
About GenVec, Inc.
GenVec is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information about GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future programs and studies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or collaborators, risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
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